Exhibit 99.1

AG&E Holdings to acquire Advanced Gaming Associates, creating a leading gaming and casino service provider

For Immediate Release

Chicago, Illinois – April 13, 2016 – AG&E Holdings Inc. (“AGE”) (NYSE MKT: WGA), a leading parts distributor to the casino and gaming markets, today announced that it has entered into a definitive agreement to acquire Advanced Gaming Associates LLC (“AGA”) by virtue of a merger of AGA with and into a wholly-owned subsidiary of AGE. The agreement was approved by AGE’s Board of Directors (“Board”).

AGA is a privately held company, which generated approximately $6.7 million in revenue during the year ended December 31, 2015, primarily attributable to its technical service contracts supporting slot machine gaming operations throughout North America and internationally. The combined companies expect to generate $17 million in revenue in their first year of operation.

“We believe that the merger of these two established companies will form the foundation of the leading parts and services provider for the casino and gaming market in the United States, and even globally,” said Michael R. Levin, Chairman of the Special Committee of the Board. “Combining resources with AGE will provide our customers with unparalleled service and product offerings,” stated Anthony Tomasello, the founder and sole owner of AGA. “Our focus over the past 18 months has been to secure proprietary lines of distribution, including i-depsys, Nanoptix and SurgeX. We are presently in negotiations with several other high-profile manufacturers whose products will mesh nicely with the products that the two companies presently represent.”

The merged companies will operate in three lines of business: Parts Distribution, Services (including technical, maintenance, installation, and professional services), and Products. The Products division will include i-depsys note counter systems, SurgeX power protection technology, and Nanoptix printers, along with MEI bill acceptors.

Consideration for the transaction will be a mix of stock of AGE and a five-year note. At closing AGA will receive new shares in AGE that equal approximately 31% of the outstanding shares of AGE’s common stock. If certain product targets are satisfied in the two years after closing, then AGA will receive additional new shares in AGE such that AGA’s total shares will equal approximately 45% of the outstanding shares of AGE’s common stock. Also, at closing AGA will receive a note for $1 million in principal. If certain service revenue targets are satisfied in the two years after closing, then the note principal will increase to $3 million.

Prior to the closing of the transaction, AGE intends to make a cash distribution to its existing shareholders. At this time AGE estimates the amount of the distribution to be $0.05 to $0.11 per share.

Assuming the closing of the transaction, AGE expects Mr. Tomasello to serve as Interim Chief Executive Officer of AGE pursuant to the terms and conditions of an employment agreement with AGE. AGE plans to initiate a search for a permanent Chief Executive Officer.

After closing, AGE expects the Board to consist of five members. Mr. Tomasello will propose two directors, and would expect to serve as one of these two directors. AGE will propose two directors, and if elected by shareholders, these four directors would appoint the fifth director.

To help lead AGE to a successful closing of the proposed transaction, Anthony Spier, AGE’s current Chairman and Chief Executive Officer, has returned to work full-time from his temporary leave of absence.

Completion of the transaction is subject to customary closing conditions, including certain regulatory approvals and AGE shareholder approval. AGE expects to convene a special shareholders meeting in the near future to vote upon the transaction. If AGE’s shareholders approve the transaction, AGE expects the transaction to close sometime in the third calendar quarter of 2016. This transaction resulted from a strategic alternatives review process conducted by the AGE Board and its Special Committee over a number of months.

Assuming the closing of the transaction, the combined AGE and AGA businesses will operate under the name “AG&E Holdings Inc.” The parties expect that AGE will to continue to be listed on the NYSE Market exchange under the ticker symbol of “WGA” and will maintain offices in Las Vegas, Nevada, Illinois, Hammonton, New Jersey and Miami, Florida. AGE will move its executive offices to Hammonton, NJ and open a service center in the Chicago area to service the Midwest.

The AGE Board considers the following as some of the advantages of the proposed transaction:

• The attractiveness of AGE and AGA intrinsic value post-completion of the transaction compared to other identified opportunities, and the feasibility of the other possible strategic alternatives to enhance long-term shareholder value;

• AGE’s ability to make a cash distribution to its shareholders prior to the closing;

• The businesses of AGE and AGA are highly complementary, with pro forma revenues of over $17 million, and the combination is expected to result in certain expense savings and revenue synergies going forward;

• AGE will obtain AGA’s experienced executive and sales team in the gaming parts and services business, and can exploit its gaming license footprint with new products and services;

• A material portion of the merger consideration is contingent on the financial performance of the surviving entity after the close of the proposed transaction;

• Based on the structure of the transaction, it is expected that the combined company will maintain certain of AGE’s net operating loss carryforwards

• Duff & Phelps provided an opinion that, based upon and subject to certain assumptions, matters considered and limitations stated therein, the proposed merger consideration to be paid to AGA is fair, from a financial point of view, to AGE’s shareholders.

Innovation Capital, LLC served as financial adviser to AGE, and Thompson Coburn LLP served as legal counsel to AGE, in connection with this proposed transaction. Cooper Levenson LLP served as legal counsel to AGA.

About AG&E Holdings Inc.

AGE is a leading parts distributor to the casino and gaming markets. It sells parts and services to more than 700 casinos in North America with offices in Illinois, Las Vegas, Nevada, and Miami, Florida.

About Advanced Gaming Associates LLC

AGA is a diverse sales and service organization focused on providing turnkey gaming floor services for casino operators and leading slot machine manufacturers. Founded in 2006 and based in Hammonton, New Jersey, AGA has licensed technicians strategically placed to service gaming jurisdictions around the US and the globe. In addition to providing outsourced technical services to improve efficiency and flexibility for its gaming customers, AGA is a distributor of important products for casino floors, including MEI/Crane Payment Innovations; Intelligent Deposit Systems for table games manufactured by i-depsys; Nanoptix state-of-the-art printers for slot machines; and SurgeX surge suppression products widely used in the office equipment industry.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for such forward-looking statements. The words believe, expect, anticipate, estimate, intend, will, and other similar statements of expectation identify forward-looking statements. Those statements include statements regarding the intent, belief or expectations of the Company and its management. Readers are cautioned that the forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those expressed in any forward-looking statement. These forward-looking statements are subject to a variety of risks and uncertainties. Consequently, actual results and experience may differ materially from those contained in any forward-looking statements. Such risks and uncertainties include: the failure to obtain shareholder approval of the proposed transaction; the possibility that the closing conditions to the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; delay in closing the transaction or the possibility of non-consummation of the transaction; the occurrence of any event that could give rise to termination of the merger agreement; the risk that shareholder litigation in connection with the contemplated transaction may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; risks related to the disruption of the transaction to AGE and its management; the effect of announcement of the transaction on AGE’s ability to retain and hire key personnel and maintain relationships with suppliers and other third parties; AGE’s loss of employees and executives; and its failure to meet listing requirements. AGE assumes no obligation to update the information contained in this release to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. For additional investor information, please contact Joe Diaz of Lytham Partners at (602) 889-9700.

Additional Information About the Merger and Where to Find It

This communication may be deemed to be solicitation material in respect of the merger of AGA with a wholly-owned subsidiary of AGE. AGE intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement in preliminary and definitive form, in connection with the solicitation of proxies for the merger. The definitive proxy statement will contain important information about the proposed merger and related matters. BEFORE MAKING A VOTING DECISION, SHAREHOLDERS OF AGE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AGE AND THE MERGER. Shareholders will be able to obtain copies of the proxy statement and other relevant materials (when they become available) and any other documents filed by AGE with the SEC for no charge at the SEC’s website at www.sec.gov. In addition, shareholders will be able to obtain free copies of the proxy statement from AGE by contacting AGE’s Investor Relations Department by telephone at 702.798.5752, by mail to AGE, Attention: Investor Relations Department, 4630 South Arville Street, Suite E, Las Vegas, NV 89103, or by going to AGE’s Investor Relations page on its corporate website at http://www.americangaminginc.com.

Participants in the Solicitation

AGE and certain of its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from AGE’s shareholders in respect of the merger. Information concerning the ownership of AGE securities by AGE’s directors and executive officers is included in their SEC filings on Forms 3, 4, and 5, and additional information about AGE’s directors and executive officers is also available in AGE’s Form 10-K for the year ended December 31, 2015 filed with the SEC on March 30, 2016, and is supplemented by other public filings made, and to be made, with the SEC by AGE. Other information regarding persons who may be deemed participants in the proxy solicitation, including their respective interests by security holdings or otherwise, will be set forth in the definitive proxy statement that AGE intends to file with the SEC. These documents can be obtained free of charge from the sources indicated above.

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